Exhibit 10.34

FORM B—Management Form

(With Price Appreciation Threshold)

[MEAD JOHNSON LETTERHEAD]

NONQUALIFIED STOCK OPTION AGREEMENT

UNDER THE MEAD JOHNSON NUTRITION COMPANY

2009 STOCK AWARD AND INCENTIVE PLAN

MEAD JOHNSON NUTRITION COMPANY, a Delaware corporation (the “Company”), has granted to you an option to purchase shares of the common stock (“Shares”) of the Company (the “Option”), at the specified exercise price, as set forth in the summary of your grant that is found on the Smith Barney website (the “Grant Summary”). The Grant Summary is incorporated into this Nonqualified Stock Option Agreement (the “Agreement”) and deemed to be a part hereof. The Option will expire and cease to be exercisable at the earlier of the stated Expiration Date set forth in the Grant Summary or, in the event of Termination of Employment (as defined in Section 5(e) below), the date the Option ceases to be exercisable under Section 5. This Option is granted under Section 6(b) of, and is subject in all respects to the terms, definitions and provisions of, the Mead Johnson Nutrition Company 2009 Stock Award and Incentive Plan (the “Plan”) and the terms and conditions set forth in the Grant Summary and this Agreement.

1. General. The Option is subject to the terms and conditions of the Plan and this Agreement. The Plan, and documents constituting the prospectus relating to the Plan and this Option, have previously been delivered to you and/or are available on the Company’s intranet site at http://onebms.bms.com/mjn. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as assigned to such terms in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan shall govern. By accepting the grant of the Option, you agree to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Company’s Board of Directors (the “Committee”) made from time to time. The Option is a nonqualified stock option (not an incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended).

2. Vesting, Exercise Threshold. The Option shall vest and become exercisable as to [    ]% of the Shares, cumulatively, on each of the first, second, third, and fourth anniversaries of the Award Date (rounded to the nearest whole Share), if you remain employed by the Company or an Affiliate or Subsidiary at the vesting date; provided, however, that the Option will become vested at other times as specified in this Section 2 and Section 5 hereof. In addition to the vesting provisions, [    ]% of the Option award is subject to a price appreciation exercise threshold. The Option may only be exercised once the Company’s common stock achieves a closing price of at least [    ]% of the Exercise Price and remains at or above that closing price for seven (7) consecutive trading days during the Option term. This price appreciation exercise threshold shall not apply in the case of the death of the Optionee. Subject to all applicable laws, rules, regulations and the terms of the Plan and this Agreement, you may exercise the Option only after the time and to the extent the

Option has become vested and exercisable and prior to or on the Expiration Date of the Option. You must remain in the continuous employment of the Company or Affiliates or Subsidiaries for a period of one year following the Award Date as a condition to your right to exercise any portion of the Option, except as otherwise provided in Section 5. During your employment, the stated vesting schedule set forth above shall govern the vesting and exercisability of the Option, except that if you have attained age 60 and met the one-year continuous employment requirement of this Section 2(a) while employed, your Option will be fully vested and you may exercise it in full thereafter, subject to the price appreciation exercise threshold described herein.

3. Option Exercise and Payment of Exercise Price. To exercise the Option, in whole or in part, you must notify the Company’s designated broker/agent in the manner specified by the Committee or its designee. This notification will be effective upon receipt by the Company’s designated broker/agent and must be received on or before the specified Expiration Date. If the specified Expiration Date falls on a day that is not a regular business day at the Company’s executive office or broker/agent’s office, then the exercise notification must be received on or before the last regular business day prior to the Expiration Date.

Payment must be made in the form of a wire transfer, personal check, or money order, payable in U.S. dollars and on a U.S. bank to the order of the Company’s designated broker/agent; or by authorizing the Company’s designated broker/agent to sell the Shares acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price, applicable brokerage fees, and any withholding and/or taxes and applicable fees resulting from such exercise as described in Section 4 hereof; or, if not problematic under local law, by (i) delivery of a certificate or certificates for Shares owned by you having a Fair Market Value at the date of exercise equal to the aggregate Exercise Price being paid in this way, or (ii) if then permitted by the Committee or its designee, by instructing the Company to withhold from the Shares issuable upon exercise of the Option the number of Shares having a Fair Market Value at the date of exercise equal to the aggregate Exercise Price being paid in this way, or in a combination of the foregoing; provided, however, that payment in Shares under clause (i) above will not be permitted unless at least 100 Shares are required and delivered for such purpose. Any stock certificate or certificates to be delivered to the Company in payment of the Exercise Price must be endorsed, or accompanied by an appropriate stock power, to the order of Mead Johnson Nutrition Company, with the signature guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange. In lieu of the physical delivery of certificates, you may submit certificates by attestation.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise have complied with all relevant provisions of law and requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of the Option, the Company may require you to make any representation or warranty to the Company as may be required under any applicable law or regulation.

4. Withholding and Employment Taxes Upon Exercise of Option. You must pay the Company upon its demand the amount equal to its liability, if any, for the withholding of federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of your exercise of the

Option or otherwise in connection with your Option. You may satisfy these withholding tax obligations by authorizing the Company’s designated broker/agent to sell an appropriate number of shares being issued on exercise to cover the federal, state, and local income and earnings taxes, or by directing the Company to withhold Shares out of the Option Shares with a Fair Market Value up to but not exceeding the federal, state, and local income and earnings taxes required to be withheld. If, on the date of exercise, you are an “executive officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, you must pay these withholding tax obligations in cash or use Share withholding to satisfy the obligation to pay federal, state, and local income and earnings taxes required to be withheld on the exercise.

5. Termination of Employment. Except as provided in this Section 5, any portion of the Option that has not vested at or before the date on which you have a Termination of Employment shall be canceled and forfeited, unless otherwise determined by the Committee.

(a) Retirement. If you have a Termination of Employment due to Retirement less than one year after the Award Date, any unvested portion of the Option will be canceled and forfeited. If you have a Termination of Employment due to Retirement one year or more after the Award Date, the Option will become fully vested upon your Retirement date and you will be entitled to exercise the Option (including any portions that vested at age 60 or otherwise vested before Retirement under Section 2) at any time until the stated Expiration Date, subject to Sections 6 and 7.

(b) Disability. If you become Disabled, you will not be deemed to have a Termination of Employment for that reason for the period during which, under the applicable disability pay plan of the Company or an Affiliate or Subsidiary, you are deemed to be employed and continue to receive Disability payments. Upon the cessation of payments under such disability pay plan, (i) if you return to employment status with the Company or an Affiliate or Subsidiary, you will not be deemed to have had a Termination of Employment, and (ii) if you do not return to such employment status, you will be deemed to have had a Termination of Employment at the date of cessation of such Disability payments, with such Termination of Employment treated for purposes of this Agreement as a Retirement, death, or voluntary Termination of Employment based on your circumstances at the time of such termination. For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any Affiliate or Subsidiary either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government.

(c) Death. If you die while you are employed by the Company or an Affiliate or Subsidiary on a date less than one year after the Award Date, the Option will be canceled and forfeited. If you die while you are employed by the Company or an Affiliate or Subsidiary on a date one year or more after the Award Date, your Option will be fully vested upon your death and your estate may exercise the Option at any time until the stated Expiration Date, subject to Sections 6 and 7. If you die after a Termination of Employment other than due to Retirement, and your death occurs within the three-month post-termination exercise period applicable under Section 5(d), the Option will remain outstanding and exercisable for one year after your date of death, but in no event past the Expiration Date. Your personal representative or your estate may exercise your Option during any permitted exercise period following your death. At the end of such post-termination exercise period, any unexercised portion of the Option will be canceled and forfeited.

(d) Other Terminations. If you have a Termination of Employment due to your resignation and you are not then eligible for Retirement, any unvested portion of the Option will be forfeited and canceled at the time of your Termination of Employment. In such case, you may exercise any vested portion of the Option within three months after your termination date, but in no event after the Expiration Date. If you have a Termination of Employment by the Company or an Affiliate or Subsidiary for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company or an Affiliate or Subsidiary, including a Qualifying Termination within three years after a Change in Control, and you are not then eligible for Retirement, if the Termination of Employment occurs one year or more after the Award Date (except in the case of a Qualifying Termination within three years after a Change in Control), the Option will be fully vested upon such termination provided that you sign a general release (only applicable for employees employed in the U.S. and Puerto Rico) and, if requested by the Company or the Affiliate or Subsidiary, you sign a non-competition and/or non-solicitation agreement and make other commitments for the protection of the business of the Company, Affiliates and Subsidiaries; in such case, you may exercise any vested portion of the Option within three months after your termination date, but in no event after the Expiration Date. At the end of such post-termination exercise period, any unexercised portion of the Option will be canceled and forfeited.

(e) General Provisions. “Termination of Employment” means the occurrence of any event if immediately thereafter you are no longer an employee of the Company or an Affiliate or Subsidiary. Such an event could include the disposition of an Affiliate or Subsidiary or business unit by the Company or an Affiliate or Subsidiary. References in this Section 5 to employment by the Company include employment by an Affiliate or Subsidiary. The following events shall not be deemed a Termination of Employment:

(i)	A transfer of you from the Company to an Affiliate or Subsidiary, or vice versa, or from one Affiliate or Subsidiary to another, or from the Company or an Affiliate or Subsidiary to BMS while BMS is an Affiliate;

(ii)	A leave of absence, duly authorized in writing by the Company or an Affiliate or Subsidiary, for military service or sickness or for any other purpose approved by the Company or an Affiliate or Subsidiary if the period of such leave does not exceed 90 days; and

(iii)	A leave of absence in excess of 90 days, duly authorized in writing, from the Company or an Affiliate or Subsidiary, provided your right to reemployment is guaranteed either by a statute or by contract.

However, your failure to return to active service to the Company or an Affiliate or Subsidiary at the end of an approved leave of absence shall be deemed a Termination of Employment. During a leave of absence as defined in (ii) or (iii) above, although you will be considered to have been continuously employed by the Company or an Affiliate or Subsidiary and not to have incurred a

Termination of Employment under this Section 5, the Committee may specify such leave period shall not be counted in determining the period of employment for purposes of the vesting of this Option. In such case, the vesting dates for the unvested portions of the Option shall be extended by the length of any such leave of absence.

6. Forfeiture in the Event of Competition, Solicitation or Other Detrimental Acts. You acknowledge that your continued employment with the Company is sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by this Section 6.

(a) Forfeiture Events. A “Forfeiture Event” shall have occurred if, during the Restricted Period (as defined below), without the prior consent of the Company, you commit any of the following acts or permit any of the following conditions to exist, directly or indirectly:

(i)	You own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii)	You are actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant of (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or an Affiliate or Subsidiary. You may, however, be actively connected with a Competitive Business after your employment with the Company or an Affiliate or Subsidiary terminates for any reason, so long as your connection to the business does not involve any product, technology or service that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or an Affiliate or Subsidiary and the Company is provided written assurance of this fact from the Competitive Business prior to your beginning such connection;

(iii)	You take any action that might divert any opportunity from the Company, any Affiliate or Subsidiary, or any of their respective successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(iv)	You employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or an Affiliate or Subsidiary or who has been employed by the Company or an Affiliate or Subsidiary within one year of the date your employment with the Company or an Affiliate or Subsidiary ceased for any reason whatsoever;

(v)	You contact, call upon or solicit any customer of the Company or an Affiliate or Subsidiary, or attempt to divert or take away from the Company or an Affiliate or Subsidiary the business of any of its customers;

(vi)	You contact, call upon or solicit any prospective customer of the Company or an Affiliate or Subsidiary that you became aware of or were introduced to in the course of your duties for the Company or an Affiliate or Subsidiary, or otherwise divert or take away from the Company or an Affiliate or Subsidiary the business of any prospective customer of the Company or an Affiliate or Subsidiary; or

(vii)	You engage in any activity that is harmful to the interests of the Company or an Affiliate or Subsidiary, including, without limitation, any conduct during the term of your employment that violates the Company’s Code of Conduct, securities trading policy and other policies.

(b) Forfeiture. If the Committee determines that a Forfeiture Event has occurred or is ongoing, then the following forfeitures and related actions will occur:

(i)	Any portion of the Option (whether or not vested) that has not been exercised as of the date of such determination shall be immediately canceled and forfeited;

(ii)	You shall automatically forfeit any rights you may have with respect to the Option as of the date of such determination; and

(iii)	If you have exercised all or any part of the Option within the 12-month period immediately preceding the earliest Forfeiture Event (or following the date of the earliest Forfeiture Event), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for Shares with a Fair Market Value (determined on the date of such demand) equal to the gain realized by you upon such exercise.

(c) Definitions. For purposes of this Section 6, the following definitions shall apply:

(i)	The Company, Affiliates and Subsidiaries directly advertise and solicit business from customers wherever they may be found, and their business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s or an Affiliate’s or Subsidiary’s business in any way, in any geographic area in which the Company, Affiliate or Subsidiary engages in business, including, without limitation, any state in the United States in which the Company, Affiliate or Subsidiary sells or offers to sell its products from time to time.

(ii)	“Restricted Period” means the period during which you are employed by the Company or an Affiliate or Subsidiary and twelve months following the date that you cease to be employed by the Company or an Affiliate or Subsidiary for any reason whatsoever.

(d) Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 6 are fair and reasonable and are reasonably required for the protection of the Company, Affiliates and Subsidiaries. In the event that any part of this Agreement, including, without limitation, Section 6, is held to be unenforceable or invalid, the remaining parts of this Agreement and Section 6 shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 6 is held to be excessively broad as to period, scope or geographic area, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(e) Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company, Affiliates and Subsidiaries, and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

7. Adjustments in the Event of Change in Stock. The number of Shares purchasable upon exercise of your Option, the Exercise Price, and other related terms shall be appropriately adjusted in order to prevent dilution or enlargement of your rights with respect to the Option, to reflect any changes in the outstanding Shares resulting from any event referred to in Section 11(c) of the Plan or any other “equity restructuring” as defined in FAS 123R. The manner of such adjustment shall be in the sole discretion of the Committee. The foregoing notwithstanding, if a transaction occurs, such as a merger, in which each holder of less than five percent of the Company’s outstanding common stock will receive only cash, an adjustment may be made to your Option to provide that the Option will be cancelled and you will receive an amount in cash equal to the amount by which the consideration per Share to be received by such stockholder exceeds the Exercise Price per Share multiplied by the number of Shares then subject to your Option.

8. Data Privacy. By entering into this Agreement, you (a) authorize the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company or any Affiliate or Subsidiary such information and data as the Company or any such Affiliate or Subsidiary shall request in order to facilitate the grant of options and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company to store and transmit such information in electronic form.

9. Administration. The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any Affiliate or Subsidiary, you, and all interested parties.

10. Other Provisions.

(a) Binding Agreement; Amendment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Option and supersedes any prior agreements or documents with respect to the Option. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair your rights with respect to the Option shall be valid unless expressed in a written instrument executed by you. This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the terms of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

(b) Waiver. The waiver by the Company or an Affiliate or Subsidiary of any provision of this Agreement shall not operate as or be construed to be a subsequent waiver of the same provision or waiver of any other provision hereof.

(c) Effect on Other Benefits. In no event shall the value, at any time, of this Option or any of your rights to receive compensation under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or any Affiliate or Subsidiary unless otherwise specifically provided for in such plan.

(d) Right to Continued Employment. Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any Affiliate or Subsidiary or any specific position or level of employment with the Company or any Affiliate or Subsidiary or affect in any way the right of the Company or any Affiliate or Subsidiary to terminate your employment without prior notice at any time for any reason or no reason.

(e) Shareholder Rights. You and your beneficiary shall not have any rights with respect to Shares (including voting rights) purchasable upon exercise of the Option prior to the valid exercise of the Option.

(f) Governing Law. This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

Mead Johnson Nutrition Company

By:
[ ]

I understand that this Option has been granted to provide a means for me to acquire and/or expand an ownership position in Mead Johnson Nutrition Company, and it is expected that I will retain the stock I receive upon the exercise of this Option consistent with the Company’s share retention guidelines in effect at the time of exercise of this Award. I acknowledge and agree that (i) the Option is nontransferable, except as provided in Section 2(b) hereof and Section 11(b) of the Plan, (ii) the Option is subject to forfeiture in the event of my Termination of Employment in certain circumstances, as specified in Section 5 hereof, and (iii) sales of Shares will be subject to the Company’s policy regulating trading by employees. In accepting this grant, I hereby agree that Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information necessary to monitor my compliance with the Company’s Share Retention Policy and other applicable policies.

I hereby agree to the foregoing terms and conditions and accept the grant of the Option subject thereto.